Exhibit 10.4

EXECUTION COPY

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of August 13 , 2007 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Dartmouth campus, and, Anterios, Inc. (f/k/a Encapsion, Inc.) (“Company”), a Delaware corporation with headquarters at 41 West 57th Street (6th floor), New York, New York 10019.

RECITALS

WHEREAS, University owns or controls certain Intellectual Property (as defined below) and Biological Materials (as defined below);

WHEREAS, Company is engaged in a business relating to the development and commercialization of products that can use or incorporate University’s intellectual property rights and has the capability of developing commercial uses of the Biological Materials;

WHEREAS, Company desires to obtain a non-exclusive license to University’s rights in the Intellectual Property and Biological Materials, and University is willing to grant a nonexclusive license to its rights in the Intellectual Property and Biological Materials under the following conditions so that these rights may be developed to their fullest and the benefits enjoyed by the general public; and

WHEREAS, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

THEREFORE, University and Company agree as follows:

1. Definitions.

1.1 “Biological Materials” means the tangible biological materials described on Exhibit A, as well as tangible materials that may be produced through use of the original materials, including without limitation, any progeny derived from a cell line, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances that may be produced and/or purified from a source material included in the original materials (such as, bacterial cell products or recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods).

1.2. “Field” means pharmaceutical, non-prescription cosmetic, non-prescription nutraceutical, and diagnostic applications.

1.3. “Intellectual Property” means the non-patentable information relating to protocols, handling and storage of the Biological Materials developed by Dr. Singh as of the Effective Date.

1.4. “Licensed Product” means any product that incorporates Biological Materials.

2. Grant of Rights and Transfer of Biological Materials.

2.1. Grant. University grants to Company a non-exclusive, worldwide right and license (without the right to sublicense) under its rights in the Biological Materials and Intellectual Property to develop, make, have made, use, and sell and have sold Licensed Products in the Field.

2.2. Option for Exclusive License.

(a)   In consideration of payment of the initial option right fee set forth in Section 4.3, University grants Company a first option to obtain a worldwide, royalty-bearing, exclusive license (with the right to sublicense) under its rights in the Biological Materials to develop, make, have made, use, sell, and import Licensed Products in the Field (the “Option Right”). Company may exercise the Option Right by written notice to University within [*] years after the Effective Date (the “Option Period”). Company may extend the Option Period by an additional [*] year by providing written notice to University accompanied by payment of the additional option right fee set forth in Section 4.3.

(b)   Upon exercise of the Option Right by Company, University and Company shall negotiate in good faith an exclusive license agreement containing commercially reasonable terms. The exclusive license agreement terms shall include, among other terms, the following: (i) financial terms that are, in their entirety, a license fee of [*] and an annual license maintenance fee of [*]; (ii) additional description of the Field; (iii) a limitation in respect of use of derivative organisms; (iv) mutually agreeable diligence and commercialization obligations; and (v) University shall retain the right to use the Biological Materials for academic research, teaching, and non-commercial patient care, without payment of compensation to Company and may grant licenses to academic research collaborators of its University faculty members, post-doctoral fellows and students. If University and Company are unable to reach agreement on the terms of an exclusive license agreement during the Option Period, University may offer its rights in the Biological Materials to any third party. However, for [*] year after the Option Period expires, University may only offer those rights to third parties on terms that are not more favorable than the last offer made by University to Company, unless University first provides Company with written notice of the more favorable offer and Company either (i) declines in writing to accept the offer or (ii) fails to respond to the offer within [*] days after receiving notice.

2.3          University agrees to store on Company’s behalf ten 10cc bacterial seed lots of the Biological Materials at its Dartmouth campus in a manner customary for such materials and no less than in a manner consistent with how University stores other seed lots for its own use and otherwise in accordance with all applicable laws and regulations. Upon written request, University will promptly effect transfer of the such seed lots to Company, provided that, at the time of such request, Company is properly authorized to receive such materials under applicable laws and regulations. A separate Service Agreement between the parties shall govern the terms for storage of these seed lots and the payments due under the Service Agreement with not exceed [*] per year.

3. Company Obligations Relating to Commercialization.

3.1. Diligence Requirements. Company shall use diligent efforts to develop Licensed Products and to introduce Licensed Products into the commercial market. Thereafter, Company shall make Licensed Products reasonably available to the public. Specifically, Company shall fulfill the following obligations:

(a)   On or before execution of this Agreement, Company shall furnish University with a written plan under which Company intends to develop Licensed Products.

(b)   Company shall report to University the date of first commercial sale of each different Licensed Product within [*] days after occurrence.

(c)   Within [*] days after each anniversary of the Effective Date, Company shall furnish University with a written report on progress during the prior year to develop and commercialize Licensed Products, including without limitation research and development activities and efforts to obtain regulatory approval. The Company shall also include in the summary a discussion of its intended efforts for the then current year.

If University determines that Company has not fulfilled its obligations under this Section 3.1., University shall furnish Company with written notice of the determination. Within [*] days after receipt of the notice, Company shall either (i) provide information sufficient to show that it has fulfilled the relevant obligation or is making commercially reasonable efforts to do so or (ii) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University may, immediately upon written notice to Company, terminate this Agreement.

3.2. Indemnification.

(a)   Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold by Company or on its behalf pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b)   Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

(c)  Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than [*] for injuries to any one person arising out of a single occurrence and [*] for injuries to all persons arising out of a single occurrence. Company shall provide University, upon request, with written evidence of insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company continues to make, use, or sell a product that was a Licensed Product under this Agreement, and thereafter for [*] years.

3.3. Use of University Name. In accordance with Section 8.3, Company may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.

3.4. Compliance with Law. Company shall comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

(a) Company shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company intends to make, use, or sell Licensed Products.

(b) Company shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals. Company hereby gives written assurance that it will comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2.) for the consequences of any violation.

4. Consideration for Grant of Rights.

4.1. License Fee. In partial consideration for the rights granted to Company under this Agreement, Company shall pay to University, within [*] days after the Effective Date, a license fee of [*]. The license fee is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.2. License Maintenance Fee. In partial consideration for the rights granted Company under this Agreement, commencing on the [*] anniversary of the Effective Date, Company shall pay to University an annual license maintenance fee of [*]. This maintenance fee is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.3. Option Right Fee. In consideration for the initial Option Right granted Company in Section 2.2, Company shall pay to University, within [*] days after the Effective Date, an option right fee of [*]. The initial option right fee is nonrefundable and is not creditable against any other payments due to University under this Agreement. In the event Company extends the Option Period as provided in Section 2.2, on or before the second anniversary of the Effective Date, Company shall pay to University an additional option right fee of [*]. The additional option right fee is nonrefundable and is not creditable against any other payments due to the University under this Agreement; provided, however, that any such additional option right fee shall be creditable against the license fee due under any exclusive license agreement that may be entered into between Company and University with respect to the Biological Materials so long as that license agreement is entered into within [*] months of exercise of the option.

5. Payments.

5.1. Payments in United States Dollars. Company shall make all payments in United States dollars. Payments shall be without deduction of exchange, collection, or other charges.

5.2. Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest to the extent permitted by law at [*] percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

5.3. Method of Payment. All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

[*]

5.4. Withholding and Similar Taxes. Payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University.

6. Term and Termination.

6.1. Term. This Agreement commences on the Effective Date and remains in effect until [*] years after the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement. Company may renew the Agreement for an additional [*] year term provided University receives a written request (together with a report showing current sales of Licensed Products) for renewal no later than [*] days prior to the [*] anniversary of the Effective Date, provided that Company is in compliance with the terms of the Agreement.

6.2. Voluntary Termination by Company. Company may terminate this Agreement for any reason upon [*] days prior written notice to University.

6.3. Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach or commence commercially reasonable efforts to cure such breach as determined by the University’s reasonable judgment within [*] days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the [*] day cure period.

6.4. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

6.5. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 1 and 7; Sections 3.2., 3.4. (if applicable), 5.4., 6.5., and 8.11. Upon the early termination of this Agreement, Company may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, and (b) Company completes and sells all work-in-progress and inventory of Licensed Products within [*] months after the effective date of termination. Otherwise, upon the expiration or early termination of this Agreement, Company will return any remaining Biological Materials to the University at Company’s expense.

7. Dispute Resolution.

7.1. Procedures Mandatory. The parties agree to resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article, and that these procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

7.2. Dispute Resolution Procedures.

(a)   Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within [*] days after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within [*] days after the Notice Date and attempt to negotiate a settlement.

(b)   Mediation. If the matter remains unresolved within [*] days after the Notice Date, or if the senior executives fail to meet within [*] days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within [*] days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within [*] days after the Notice Date.

(c)   Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Section.

7.3. Preservation of Rights Pending Resolution.

(a)   Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)   Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)   Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 7.2.(a) and 7.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

8. Miscellaneous.

8.1. Representations and Warranties. University represents that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE BIOLOGICAL MATERIALS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University represents that no patentable or patented intellectual property owned or controlled by University is necessary to practice the license granted under this Agreement; provided, however, that University makes no warranty or representation that the exploitation of any Licensed Product will not infringe any patents or other intellectual property rights of a third party.

8.2. Publications. University and its employees are free to disclose publicly (through journals, lectures, or otherwise) the results of any research relating to the Field or relating to the subject matter of this Agreement, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

8.3. Publicity Restrictions. Neither party may use the name of the other or any of its trustees, officers, directors, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the other. The foregoing notwithstanding, (a) Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least [*] days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text, and (b) University may disclose the Company as a licensee of University technology.

8.4. Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of University in the area of technology transfer and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur. The University policies currently in effect at the Dartmouth campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities.

8.5. Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 8.13.

8.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which is an original, and all of which together are one instrument.

8.7. Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

8.8. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

8.9. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. However, Company may assign this Agreement without consent to a successor company in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

8.10. Amendment and Waiver. The parties may amend, supplement, or otherwise modify this Agreement only by means of a written instrument signed by both parties. The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

8.12. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:

[*]

If to Company:

Anterios, Inc. (Vida Encapsion, Inc.)

41 West 57th Street, 6th Floor

New York, New York 10019

Attention:              Jon Edelson, M.D.

A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.13. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [*] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 7. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

8.14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		ANTERIOS, INC.

By:	/s/ William Rosenberg	By:	/s/ Jon Edelson
	Executive Director, Office of Commercial Ventures and Intellectual Property		Jon Edelson, MD CEO

Date: August 14, 2007		Date: August 13, 2007

EXHIBIT A

Biological Materials

Clostridium Botulinum Type A (Hall Strain ATTC 3502)